                            ADVANCED MAGNETICS, INC.


          Exhibit 11 - Statement re: Computation of Per Share Earnings
            Attached to and made part of Part II of Form 10-Q for the
        Three-Month Periods Ended December 31, 1996 and 1995 (unaudited)


                                                                      December 31
                                                               -------------------------
                                                                  1996           1995
                                                               ---------       ---------

Weighted average number of shares issued and outstanding       6,742,358       6,756,072
Common stock equivalents ...............................          90,817             -0-
                                                               ---------       ---------
As adjusted ............................................       6,833,175       6,756,072
                                                               =========       =========



As a result of a net loss in the quarter ended December 31, 1995, common stock equivalents are not included in the calculation of weighted average shares when their effect would be antidilutive.

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